Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-130483 of our report dated April 1, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation") relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Group Incorporated (formerly, TD Holding Corporation) and subsidiaries and our report dated December 19, 2003 relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Holding Company and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 24, 2006